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[SAUER DANFOSS LOGO]



FOR IMMEDIATE RELEASE
JANUARY 24, 2001


                  SAUER-DANFOSS INC. ACQUIRES ITALDIGIT S.R.L.
          FURTHER DEVELOPING ITS ELECTROHYDRAULICS OPERATIONS IN EUROPE

AMES, IOWA, USA, JANUARY 24, 2001--SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) today announced that it has acquired Italdigit s.r.l. in an all-cash transaction. The transaction closed on Thursday, December 28, 2000. Terms of the agreement were not disclosed.

Headquartered in Italy, Italdigit is well known for its production of electronic controls and wiring harnesses in mobile hydraulics, as well as other areas. Italdigit has 8 employees and annual sales of approximately $500,000. Along with the year 2000 acquisitions of NOB Electronik AB in Sweden and ICT Ltd. in the UK, this transaction further strengthens Sauer-Danfoss' European operations in the rapidly growing electrohydraulics market and adds to its capability of offering complete systems, including sophisticated electronics. Sauer-Danfoss cites strong demand for these systems, and the electrohydraulics unit has produced double-digit growth over the last few years.

Thomas Grahl, Director of Electrohydraulics in Europe, commented, "We are pleased to announce the acquisition of Italdigit as it will serve to expand our presence in the Northern Italian market. The local support at Italdigit, combined with Sauer-Danfoss' strong sales force in Italy, will enable us to further drive growth in our European electrohydraulics unit. Italdigit is an excellent strategic fit for Sauer-Danfoss and will be beneficial in broadening our global reach in the hydraulics market."

Marco Resca, Managing Director of Italdigit, said, "Sauer-Danfoss provides us the scale and global footprint that we need to grow our business. Based on our deep mutual understanding of electrohydraulics, we are looking forward to serving our customers in Italy, while growing internationally with a solid organization such as Sauer-Danfoss." Marco Resca will retain his current position within the operations of the company.

Sauer-Danfoss' European electrohydraulics division now combines engineering resources from Neumunster, Germany; Nordborg, Denmark; Almhult, Sweden;

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Alcester, UK; and Cento, Italy. Further developments are expected in this rapidly growing area of mobile hydraulics.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumunster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

KENNETH D. MCCUSKEY           Sauer-Danfoss Inc.     Phone:   (515) 239-6364
Vice President - Finance      2800 East 13th Street  Fax:     (515) 239-6443
                              Ames, Iowa, USA 50010 kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK              Sauer-Danfoss Inc.     Phone:   +49-4321-871-190
Director of Finance - Europe  Krokamp 35             Fax:     +49-4321-871-121
                              D-24539 Neumunster     jlangrick@sauer-danfoss.com


Internet:  http://www.sauer-danfoss.com